Exhibit 99.2

FOR IMMEDIATE RELEASE

MEDIA CONTACTS

John Nee, 503-453-8084, john.nee@integratelecom.com

Shannon Riggs, 503-546-7885, shannon@lanepr.com

INTEGRA TELECOM, INC. TO PURCHASE ESCHELON TELECOM, INC.

Approved Acquisition will Result in Leading Provider for Businesses in 11 Western and
Midwestern States; Combined Annual Revenue Predicted to be in Excess of $700 Million

PORTLAND, Ore. — March 20, 2007 — Integra Telecom, Inc., a provider of local, long-distance and Internet services for businesses, today announced that it has signed a definitive agreement to purchase Eschelon Telecom, Inc. (NASDAQ: ESCH). The transaction is expected to close during the third quarter of 2007 upon obtaining necessary governmental and shareholder approvals. Upon closing, Eschelon will no longer be publicly held and operate under Integra Telecom, Inc., which will continue to be privately held and operated. The combination will yield one of the largest competitive local exchange carriers (CLEC) in the nation. Total company revenues are predicted to be more than $700 million annually with more than $200 million in pro-forma 2007 EBITDA.

Integra and Eschelon have each successfully focused on the business market for more than 10 years. “The combined companies are expected to create one of the most established, cash profitable CLECs, insuring long term continuity and superior service for the customers and employees of both companies,” said Dudley Slater, CEO of Integra Telecom.  The combined company will be able to provide Eschelon and Integra customers with expanded product offerings including business telephone systems and powerful high-bandwidth products available on Integra’s fiber optic intra and intercity networks.

“Both companies have an excellent reputation in meeting the needs of their customers,” added Richard A. Smith, president and CEO for Eschelon. “The market position and financial strength resulting from this combination well positions the customers and employees of both companies for the future.” Upon closing, Richard A. Smith will join Integra Telecom’s Board of Directors.

Upon completion of the transaction, Integra will serve an average of 20 percent of the businesses in the metropolitan areas in which it operates in 11 Western and Midwestern states. The integration of the two businesses is expected to generate substantial operating and network cost savings as nearly 80 percent of each company’s revenues derive from overlapping geographic markets. Much of Eschelon’s traffic, which was previously routed over leased facilities from other carriers, will now be routed over Integra’s extensive metropolitan area and intercity fiber networks.

Under the terms of the agreement, Integra will purchase Eschelon Telecom for $30 per share or an aggregated purchase price of $710 million, including the repayment of approximately $144 million in Eschelon debt. Integra will fund the purchase and the refinancing of its existing debt with $1.2 billion in new capital, including i) senior secured debt facilities to be placed by Deutsche Bank Securities and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and CIBC as Co-Agent, and ii) senior notes to be placed by Deutsche Bank Securities with CIBC acting as lead manager. Integra was advised by Deutsche Bank Securities with legal counsel provided by PerkinsCoie LLP.

Integra’s Record of Financial and Integration Success

In early 2003, Integra became the first facilities-based CLEC in the 14-state Qwest Communications service territory to be cash profitable — a key indicator of a business’s health. In August 2006 Integra completed the $243 million purchase of Electric Lightwave from Citizens Communications and has successfully transitioned those customers to Integra’s industry-leading brand of customer service.

About Integra Telecom, Inc.

Integra Telecom, Inc. provides voice, data and Internet communications to thousands of business and carrier customers in eight Western states, including: Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah and Washington. The company owns and operates a best-in-class fiber-optic network comprised of metropolitan access networks, a nationally acclaimed tier one Internet and data network and a 4,700-mile high-speed long haul network. The company enjoys some of the highest customer loyalty and customer satisfaction ratings in the telecommunications industry. Primary equity investors in the company include Banc of America Capital Investors, Boston Ventures and Nautic Equity Partners. Integra Telecom and Electric Lightwave are registered trademarks of Integra Telecom Inc. For more information, visit www.integratelecom.com.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 45 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,400 telecommunications/Internet professionals, serves over 60,000 business customers and has approximately 600,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.  For more information, please visit our web site at www.eschelon.com

In connection with the merger, Eschelon will file a proxy statement and other materials with the Securities and Exchange Commission. Before making any voting or investment decision, Eschelon investors are urged to read the proxy statement and these materials when they become available because they will contain important information. Eschelon and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Eschelon’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain Eschelon’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of Eschelon’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to Eschelon at 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, Attn: Investor Relations or at www.eschelon.com under the tab “Investor Relations” and then under the heading “SEC Filings.”  In addition, Integra and its officers and directors may be deemed participations in the solicitation of proxies from Eschelon’s stockholders in favor of the approval of the merger.

Forward Looking Statements

This announcement contains forward-looking statements with the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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